Exhibit 5.4

August 10, 2011

U.S. Securities and Exchange Commission

Re: Compton Petroleum Corporation

Consent of BMO Nesbitt Burns Inc.

In connection with Compton Petroleum Corporation’s registration statement on Form F-10 (File No. 333-175213), and any amendments thereto filed under the U.S. Securities Act of 1933, as amended (the “Registration Statement”), we hereby consent to the inclusion of our opinions, dated June 3, 2011, Appendices E and F to the Information Circular dated June 24, 2011, filed with the Securities and Exchange Commission (the “SEC”) on Compton Petroleum Corporation’s Current Report on Form 6-K on June 28, 2011, incorporated by reference into the Registration Statement, and to the references to such opinions and our firm under the caption “Interest of Experts”.

/s/ BMO Nesbitt Burns Inc.
BMO Nesbitt Burns Inc.